                                                                     Exhibit 2.4


                                State of Florida

                               Department of State

I certify the attached is a true and correct copy of the Articles of Merger, filed on December 27, 1996, effective December 31, 1996, as shown by the records of this office.

                                                     Given under my hand and the
                                             Great Seal of the State of Florida,
                                           at Tallahassee, the Capitol, this the
                                                     Nineteenth day of May, 1997

                                                           /s/ Sandra B. Mortham
                                                               Sandra B. Mortham

                                                              Secretary of State

Seal
CR2EO22 (2-95)

                               ARTICLES OF MERGER

                                  Merger Sheet

------------------------------------------------------------------
MERGING:

  ENVIRONMENTAL DIGITAL SYSTEMS, INC., a Delaware corporation (not qualified to transact business in Florida)


                                      INTO

        AMERICARE HEALTH SCAN, INC., a Florida corporation, P96000066302


File date:  December 27, 1996, effective December 31, 1996

Corporate Specialist:  Louise Flemming-Jackson



      Division of Corporations - P.O. BOX 6327 - Tallahassee, Florida 32314

EFFECTIVE DATE
12-31-96

                                                                           FILED
                                                               96 DEC 27 PM 1:23

                                                              SECRETARY OF STATE
                                                            TALLAHASSEE, FLORIDA

                               ARTICLES OF MERGER
                                       OF
                       ENVIRONMENTAL DIGITAL SYSTEMS, INC.
                                      INTO
                           AMERICARE HEALTH SCAN, INC.

         Pursuant to the provisions of Section 607.1105 of the Florida Business Corporation Act, the undersigned hereby certify:

         FIRST: That the following Plan of Merger has been duly approved by the Board of Directors of each of the constituent corporations:

                  (a) The name of each of the constituent corporations is Americare Health Scan, Inc. (AHS), a Florida corporation, and Environmental Digital Systems, Inc. (EDS), a Delaware Corporation. The name of the surviving corporation is Americare Health Scan, Inc.l which shall continue to be a public company.

                  (b) The terms and conditions of the proposed merger and the manner and basis of converting the shares of each constituent corporation are as follows: Upon closing the shareholders of the Delaware Corporation shall receive pro-rata shares of common stock of the surviving corporation; upon closing the remaining assets of the Delaware Corporation shall be distributed pro-rata to the shareholders of the Delaware Corporation and upon closing the surviving corporation shall be entitled to utilize the previous filings of the Delaware Corporation under the Securities Act of 1933 and the Securities and Exchange Act of 1934. The surviving corporation shall register as a Florida corporation. The present By-Laws of the Delaware Corporation shall be and remain the By-Laws of the Corporation.

                  (c) EDS was first incorporated in Delaware on or about February 16, 1960. On August 27, 1996 EDS entered into a Merger Agreement in which EDS would create a reverse stock split, acquire Old Americare Health Scan, a Florida corporation, and change domicile to Florida.

                           EDS at time of the Merger Agreement was a Delaware
Corporation and was traded by several market makers. Said Merger Agreement stated that Old Americare Health Scan, Inc. would merge with EDS provided the shareholders of EDS would approve of the reverse split whereby the shareholders of EDS prior to the merger would have 370,370 shares subsequent to merger and the shareholders of Old Americare Health Scan, Inc. would retain 12,341,822 shares for a total of 12,712,192 shares outstanding once EDS changed its domicile to the State of Florida. The authorized common stock would be 50,000,000 at .001 par value. EDS shareholders voted after due notice to merger the companies, and to move EDS' domicile to the State of Florida after which it would change its name to Americare Health Scan, Inc. Thus, in August of 1996, EDS created a Florida Corporation into which all of shareholders in the Delaware Corporation would retain the same number of shares in the Florida Corporation retaining its traceability in the public marketplace. All of EDS' shareholders as a result of change of domicile retained their traceability in the Florida Public Corporation which was a mirror image of the Delaware Public Corporation.

                  (d) The merger may be abandoned prior to the effective date under the following conditions: The failure of the shareholders of either of the constituent corporations to approve all of the terms and conditions of the merger.

         SECOND: That the date of adoption of the Plan of Merger by the shareholders of each constituent corporation was September 10, 1996, and that the effective date of the Plan of Merger is December 31, 1996.

         THIRD: That the surviving corporation agrees that it will promptly pay to the dissenting shareholders of each constituent domestic Corporation the amount, if any, to which they shall be entitled under the provisions of the General Corporation Act relating to the rights of dissenting shareholders. Upon completion of the merger, all Environmental Digital Systems, Inc. stock will be cancelled.

         IN WITNESS WHEREOF, each of the corporation, parties hereto, have caused these Articles of Merger to be executed on its behalf by its President, Vice-President, or Secretary.

Dated:  12-24-96

                                       AMERICARE HEALTH SCAN, INC.


                                       By: /s/ James P. Crehan
                                           -------------------------------------
                                               JAMES P. CREHAN
                                               President



                                       ENVIRONMENTAL DIGITAL SYSTEMS, INC.


                                       By: /s/ James P. Crehan
                                           -------------------------------------
                                               JAMES P. CREHAN
                                               President

         IN WITNESS WHEREOF, each of the corporation, parties hereto, have caused these Articles of Merger to be executed on its behalf by its President or a Vice-President and its Secretary or Assistant Secretary.

Dated:  12-24-96

                                       AMERICARE HEALTH SCAN, INC.


                                       By: /s/ Margaret Heichberger
                                           -------------------------------------
                                               MARGARET HEICHBERGER
                                               Secretary

                                       ENVIRONMENTAL DIGITAL SYSTEMS, INC.


                                       By: /s/ James P. Crehan
                                           -------------------------------------
                                               JAMES P. CREHAN
                                               President





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